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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

                                                                                     SHAREHOLDINGS AT
NAME OF SUBSIDIARY                                    JURISDICTION OF INCORPORATION      YEAR END
------------------                                    -----------------------------  ----------------
MFC Merchant Bank S.A...............................  Switzerland                           100%
MFC Securities Group of Companies...................  Switzerland                           100%
West F.C. Finance Corp..............................  British Columbia, Canada              100%
Constitution Insurance Company of Canada............  Canada                                100%
Logan International Corp............................  State of Washington                    71%
Drummond Financial Corporation......................  State of Delaware                    49.4%(1)
ICHOR Corporation...................................  State of Delaware                    72.8%(2)

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(1) The Company owns 60,000 voting preferred shares of Drummond Financial
    Corporation ("Drummond") which gives the Company, in the aggregate, control of 76% of the voting power in Drummond.

(2) MFC Merchant Bank S.A. directly owns the shares of ICHOR Corporation. As at May 6, 1999, the Company shares dispositive and voting power with respect to approximately 81% of ICHOR Corporation based on the assumed conversion of 402,500 preferred shares of ICHOR Corporation, based on a conversion price of U.S.$1.99. These shares are temporary investments held for resale.